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                                                                   EXHIBIT 10.27

September 9, 2002


Mr. Charles Bland
Vari-L Company, Inc.
4895 Peoria Street
Denver, CO 80239


Dear Chuck:

The purpose of this letter is to set forth the understanding and agreement between Green Manning & Bunch, Ltd. ("GMB") and Vari-L Company, Inc. (the "Company") whereby GMB will act as the exclusive financial advisor and representative of the Company with respect to a possible transaction described immediately below. Such a transaction could involve one or more of the following: (a) An equity investment of up to $5 million (a "Financing") by any potential equity investors listed on Exhibit A (the "Equity Investors"), (b) a sale of a majority interest in the Company either through a merger, combination, joint venture, consolidation, sale of the majority of the Company's assets, sale of a majority of the equity of the Company, or otherwise (a "Sale"), or (c) a sale of part of the Company (involving $5 million or more), or sale of a material amount of the Company's assets; either through a merger, combination, joint venture, consolidation, or otherwise (a "Partial Sale"). Any such transaction is sometimes referred to herein as a "Transaction."

GMB and the Company acknowledge that during the course of this engagement, the Company will endeavor to secure interim financing to provide additional liquidity for the Company. Any amounts raised in this effort are not covered by the terms of this engagement and no professional or finders fees will be due GMB.

DUTIES

Regarding any equity investment of up to $5 million with any Equity Investor, GMB's duties shall include the following:

  1. Advise the Company regarding its strategic and financial alternatives as they relate to an equity investment by the Equity Investors.



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 2


  2. Assist and advise the Company in negotiations with prospective Equity Investors, including, if appropriate, financial advice concerning the relative value of any proposed exchange of securities in a Transaction.

  3. Assist the Company, in conjunction with Company legal counsel, with document preparation, procedural execution and closing a Transaction.

  4. If requested by the Company, provide financial advice relating to regulatory approvals required for a Transaction.

  5. Provide the Company with periodic written status reports and be available to the Company at all reasonable times to discuss any matters relating to a possible Transaction.

  6. Render such additional financial advisory services including without limitation, meetings with the Board of Directors and other representatives of the Company, as reasonably requested by the Company.

If the Company chooses to pursue a Sale or Partial Sale, GMB's duties would include the following:

  1. Advise the Company concerning its strategic and financial options with respect to maximizing shareholder value, including, without limitation, advice regarding solicited or unsolicited proposals submitted to the Company.

  2. Prepare information for presentation to prospective parties who might be interested in a Sale or Partial Sale and who are approved by the Company.

  3. Advise the Company with respect to appropriate and desirable values and other terms to be realized in a Sale or Partial Sale.

  4. Conduct a controlled Sale or Partial Sale process, subject at all times to the directions of the Company. This process would include information meetings with Company management and prospective parties.

  5. Screen prospective parties and enter into preliminary negotiations with qualified prospective parties approved by the Company.

  6. Assist and advise the Company in final negotiations with prospective parties, including, if appropriate, financial advice concerning the relative value of any proposed exchange of securities in a Sale or Partial Sale.



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 3


  7. Assist the Company, in conjunction with Company legal counsel, with document preparation, procedural execution and closing a Sale or Partial Sale.

  8. If requested by the Company, provide financial advice relating to regulatory approvals required for a Sale or Partial Sale.

  9. Provide the Company with periodic written status reports and be available to the Company at all reasonable times to discuss any matters relating to a possible Sale or Partial Sale.

  10. If requested by the Company, provide a fairness opinion relating to the Transaction.

  11. Render such additional financial advisory services with respect to a Sale or Partial Sale, including without limitation, meetings with the Board of Directors and other representatives of the Company, as reasonably requested by the Company.

GMB agrees that all information it receives from the Company will be treated as strictly confidential, unless the information is publicly available, and shall only be used by GMB for the purposes set forth herein.

GMB shall use reasonable efforts to assist the Company in completing a Financing, Sale or Partial Sale; however, the Company acknowledges that GMB's obligations hereunder are on a "best efforts" basis and shall not constitute a firm commitment to underwrite the Financing, Sale or Partial Sale.

The Company may request that GMB perform other financial advisory services on behalf of the Company. Any such engagement shall be the subject of a separate agreement (or an addendum or supplement to this agreement) between the parties.

FEES

GMB's fees for providing the above services shall be as follows:

    1. Monthly Retainer. GMB shall receive a non-refundable cash fee of $15,000 for each month or portion thereof while this agreement is in effect. The first monthly retainer shall be due upon the signing of this engagement letter and subsequent monthly retainers shall automatically be due at the beginning of each month thereafter until this agreement is terminated. All monthly retainers shall be fully credited against any success fees referred to in the paragraphs set forth below.

    2. Sale Success Fee. At the closing of a Sale, GMB shall receive a cash Sale Success Fee equal to 2% of the Transaction Amount (defined below) up to $20 million; plus 3% of the Transaction



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 4


         Amount in excess of $20 million up to $25 million; plus 4% of the Transaction Amount in excess of $25 million up to $30 million; plus 5% of the Transaction Amount in excess of $30 million.

    3. Partial Sale Success Fee. At the closing of a Partial Sale, GMB shall receive a cash Partial Sale Success Fee equal to 2% of the Transaction Amount.

    4. Financing Cash Success Fee. A cash success fee of 5% of the amount of a Financing shall be payable upon the closing of a Financing. If such a Financing is accompanied by an acquisition, the amount of the Financing shall be increased by the value attributable to the acquisition.

    5. Minimum Cash Success Fee. A minimum cash success fee of $200,000 shall be payable upon the closing of a Financing. A minimum cash success fee of $500,000 shall be payable upon the closing of a Sale or Partial Sale.

    6. Warrant Success Fee. In conjunction with a Financing, GMB would earn a "warrant success fee" which is payable in warrants only upon the successful closing of such a Financing. The warrant success fee would be equal to warrants to purchase $250,000 of Company stock at a strike price equal to the per share price of such Financing.

For purposes of this engagement, the "Transaction Amount" shall be the amount of cash, securities and other amounts paid or payable to the Company or its shareholders in a Sale or a Partial Sale and shall include the principal amount of bank debt assumed or continuing in the Transaction as well as any earnout, as defined below, received by the Company or its shareholders and any distributions or dividends paid to the shareholders subsequent to the date of this agreement as a result of a Transaction and any Financing amount not otherwise included in the foregoing.

If any portion of the Transaction Amount in connection with a Sale or Partial Sale is in the form of debt or equity securities, then that amount of the Transaction Amount shall be based upon the average (mean, if bid and asked prices are quoted) closing price of such securities for the 20 trading days immediately preceding the date of the execution of the Transaction agreement, based on standard published market prices or, if such securities do not have a public market, based upon the fair market value of such securities as of the date of the agreement, as determined by good faith negotiations and agreement between us.

"Earnout" shall include any cash, securities or other remuneration received as a result of the future performance of the Company, or as a result of any non-compete, consulting or similar agreements entered into by any stockholder, employee or other affiliate of the Company relating to the Transaction, excluding, however, normal employment and non-compete agreements with operating



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 5


management. Earnout amounts that are non-contingent (i.e., non-compete, consulting and similar agreements) shall be deemed paid at the closing for purposes of the Transaction Amount calculation. Other Earnout amounts (i.e., based on future performance, etc.) shall be deemed paid only as received, and our fee on those amounts shall be payable at the time such Earnout payment is received.

EXPENSES

The Company shall reimburse GMB on a monthly basis for its reasonable documented out-of-pocket expenses, which will not exceed $15,000 in the aggregate without the prior approval of the Company. The Company agrees that reimbursement of GMB's expenses and the non-refundable fees referred to above are not contingent upon the completion of any Transaction and shall be due and payable when billed by GMB.

EXCLUSIVITY

For a period of 24 months from the date of this letter, GMB shall have the option to represent the Company on any investment banking transaction involving the Company. The terms of such engagement including the fee payable to GMB for any such transaction shall be commensurate with standard investment fees charged by reputable investment banks on comparable transactions.

TERM AND TERMINATION

GMB shall act as the Company's exclusive agent for a period of 12 months from the date of acceptance of this agreement unless earlier terminated as provided below or unless extended by mutual consent. GMB shall be the sole and exclusive representative of the Company in connection with any negotiations or discussions with prospective financing sources or prospective purchasers. However, the specific role of GMB in representing the Company in any such negotiations or discussions shall be determined by the Company and shall be subject at all times to the Company's direction, review and final approval. In order that GMB can best assist the Company in any proposed Transaction the Company agrees to promptly notify GMB of any inquiries received by the Company concerning any Transaction covered by this agreement.

Either GMB or the Company may terminate this agreement at any time by providing written notification thereof. If within 12 months following the termination of this agreement, the Company agrees (in principle or otherwise) to consummate a Transaction of the nature contemplated by this agreement with financing sources or purchasers with which GMB has had discussions on behalf of the Company, or with a purchaser or financing source that contacted, was contacted by, or held discussions with the Company regarding a transaction, whether or not such contacts or discussions were initiated by GMB, during the term of GMB's engagement hereunder, GMB shall, at the time of the consummation of such Transaction, be entitled to its full fees as set forth in this agreement. Within



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 6


30 days following termination hereunder, GMB shall provide the Company with a list of parties with which GMB has had discussions on behalf of the Company hereunder, and the Company shall provide GMB with a list of parties with which the Company has had discussions during the term of this agreement.

INDEMNIFICATION

The Company understands and confirms that, in assisting with the preparation of Company information and in discussing any proposed Transaction with prospective financing sources or purchasers, (i) GMB will be using and relying on data, material and information furnished to it by the Company, and (ii) GMB shall not have any responsibility for the accuracy or completeness of any such information, whether or not it makes an independent verification. The Company hereby represents and warrants to GMB that all such information or other information or materials approved by the Company for provision to prospective financing sources or purchasers will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

The Company and its subsidiaries, if any, agree to indemnify and hold harmless GMB, its partners, officers, directors, employees, affiliates, agents, assignees and each person, if any, who controls GMB within the meaning of the federal securities laws, from and against any and all, claims, expenses, damages, or liabilities, joint or several, to which GMB or any such person becomes subject under federal or state statutes, regulations, common law or otherwise, arising out of, in connection with, or based upon any matter contemplated by this letter agreement (or any addendum or supplement hereto), whether or not resulting in any liability; and to reimburse GMB and any such person as and when incurred for any reasonable legal or other expenses incurred by GMB or any such person in connection with investigating or defending against any such claim, damage or liability or providing evidence, producing documents, or taking any other action in respect thereto (whether or not GMB or any such person is a defendant in, or target of, such action, proceeding or investigation). In no event shall the Company be liable to GMB or any such person under this paragraph, however, to the extent that any such claim, expense, damage or liability is found in a final judicial determination, not subject to further appeal, to have resulted from GMB's or any such person's gross negligence or willful misconduct.

The foregoing reimbursement and indemnification provisions shall survive any termination of this agreement and are in addition to, and not subject to the limitations of, the fees, charges and reimbursement of expenses specifically provided for elsewhere in this agreement.

Promptly after receipt by GMB of notice of any complaint or the commencement of any action, proceeding or investigation in respect of which a claim hereunder for indemnity, reimbursement or hold harmless may be sought as provided above, GMB will notify the Company in writing of such complaint or of the commencement of such action, proceeding or investigation. The Company shall



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 7


select legal counsel to represent the indemnified party in such action, which may include counsel for the Company, unless such counsel has a conflict of interest in representing both, in which event, the indemnified party shall be entitled to participate with counsel of its choice in the defense of any such action, proceeding, or investigation described in the preceding paragraphs, provided such counsel is reasonably satisfactory to the Company, provided further, that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any action, proceeding or investigation in the same jurisdiction. The Company shall not be liable for any settlement of any action, proceeding or investigation effected without its written consent.

GENERAL

In the event of administrative proceedings or litigation in connection with the services provided under this agreement, GMB agrees that its representatives will be available to testify in such proceedings or litigation, at the request of the Company or its Board of Directors. In addition to reimbursement of all out-of-pocket expenses reasonably incurred by GMB, including the reasonable fees and disbursement of its legal counsel, the Company will pay GMB reasonable and customary additional compensation as agreed upon by GMB and the Company to cover such testimony in connection with such litigation and the preparation therefore.

The benefits of this agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties and to the heirs and personal representatives of those of the indemnified parties who are natural persons, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

No party to this agreement may assign its rights hereunder without the written consent of all parties hereto. At or near the time of the closing of a Financing, GMB and the Company may consider whether it is appropriate for GMB to receive part or all of its cash fees hereunder in the form of the Company's equity securities, but nothing herein shall require the Company to issue or GMB to accept payment for such fees in equity securities of the Company in the absence of a separate written agreement to such effect between the parties.

If and only if a Transaction is consummated, the Company agrees that GMB shall have the right, at its own expense and after consummation of such Transaction, to advertise its participation in the transaction in "tombstone" or other appropriate advertisements in newspapers, magazines, trade publications or other publications, provided such advertisements are dignified and in keeping with reasonable standards in the investment banking industry.



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Mr. Charles R. Bland
Chief Executive Officer
Vari-L Company, Inc.
September 9, 2002
Page 8


We very much appreciate the opportunity to work with you on this engagement. If the foregoing is agreeable to you, please signify by signing below and returning one copy to us, whereupon this letter will be a binding agreement between GMB and the Company.




Sincerely,

GREEN MANNING & BUNCH, LTD.
By: CoBiz GMB, Inc.
its General Partner



By: /s/ JAMES T. BUNCH
   -----------------------------------------
   James T. Bunch, Co-President


Accepted and agreed to on September 9, 2002

Vari-L Company, Inc.



By: /s/ CHARLES R. BLAND
   -----------------------------------------
   Charles R. Bland, Chief Executive Officer